As filed with the Securities and Exchange Commission on October 7, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Illinois (State or Other Jurisdiction of Incorporation or Organization)	36-3873352 (I.R.S. Employer Identification Number)

9700 West Higgins Road, Suite 800 Rosemont, IL 60018 (Address, including zip code, of principal executive offices)

STC Bancshares Corp. 2005 Stock Incentive Plan

STC Bancshares Corp. 2016 Equity Incentive Plan

(Full Title of the Plans)

Kathleen M. Boege

Executive Vice President, General Counsel, and Corporate Secretary

9700 West Higgins Road, Suite 800

Rosemont, Illinois 60018

(847) 939-9000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Pran Jha

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, no par value per share	106,750.00	(2)	$62.28	(3)	$6,648,390.00	(3)	$862.96	(3)

(1)                                 Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the STC Bancshares Corp. 2005 Stock Incentive Plan (the “2005 Plan”) and the STC Bancshares Corp. 2016 Equity Incentive Plan (the “2016 Plan”) relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)                                 Represents the number of shares that may be issued by the Registrant pursuant to the terms of the 2005 Plan and the 2016 Plan, each as adjusted and assumed by Wintrust Financial Corporation (the “Registrant”) on October 7, 2019 pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 5, 2019, by and among the Registrant, WTFC STCBC Merger Sub LLC, and STC Bancshares Corp, amended as of July 1, 2019.

(3)                                 Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee.  The price of $62.28 per share represents the average of the high and low sales prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on October 4, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Wintrust Financial Corporation (the “Registrant”) in connection with that certain Agreement and Plan of Merger, dated as of June 5, 2019, amended as of July 1, 2019 (the “Merger Agreement”), by and among the Registrant, WTFC STCBC Merger Sub LLC (“Merger Sub”) and STC Bancshares Corp. (“STC”). Pursuant to the Merger Agreement, STC merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as an indirect wholly-owned subsidiary of the Registrant. In connection with the Merger, the Registrant has assumed certain outstanding stock options granted under the STC Bancshares Corp. 2005 Stock Incentive Plan (the “2005 Plan”) and the STC Bancshares Corp. 2016 Equity Incentive Plan (the “2016 Plan” and, together with the 2005 Plan, the “Plans”) and has assumed the Plans with respect to the available shares under the Plans as of the effective date of the Merger, with appropriate adjustments to the number of shares available under the Plans to reflect the Merger. The assumed stock options will become exercisable solely to purchase shares of the Registrant’s Common Stock, with appropriate adjustments to the number of shares subject to the assumed stock options and the exercise price of such stock options, in accordance with the terms of the applicable Plan, the Merger Agreement, and each grant recipient’s award agreement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 28, 2019;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 9, 2019

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the Commission on August 9, 2019;

(d)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on each of February 22, 2019, May 24, 2019, May 30, 2019, June 6, 2019 and September 19, 2019; and

(e)

the description of the Registrant’s Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in the Registrant’s Form 8-A filed with the Commission on January 3, 1997, including any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The legality of the securities being registered hereby has been passed on by Kathleen M, Boege, the Registrant’s Executive Vice President, General Counsel, and Corporate Secretary. Ms. Boege beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.75 of the Illinois Business Corporation Act (the “IBCA”), provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.

Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.

Article NINTH of the Registrant’s Amended and Restated Articles of Incorporation, as amended, and Article VI of the Registrant’s Amended and Restated By-Laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.

The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.  EXHIBITS

Exhibit No.	Description

4.1*	STC Bancshares Corp. 2005 Stock Incentive Plan
4.2*	Amendment to STC Bancshares Corp. 2005 Stock Incentive Plan
4.3*	STC Bancshares Corp. 2016 Equity Incentive Plan
4.4*	Amendment to STC Bancshares Corp. 2016 Equity Incentive Plan
5.1*	Opinion of Kathleen M. Boege, Esq.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Kathleen M. Boege, Esq. (included in Exhibit 5.1)
24.1*	Power of Attorney (contained in signature page to this Registration Statement)

*	Filed herewith.

ITEM 9.  UNDERTAKINGS

(a)                                 The Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on October 7, 2019.

WINTRUST FINANCIAL CORPORATION

By:	/s/ Kathleen M. Boege
Kathleen M. Boege
Executive Vice President, General Counsel, and Corporate Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints each of David A. Dykstra and Kathleen M. Boege, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE		TITLE	DATE

By:	/s/ Edward J. Wehmer	President, Chief Executive Officer and Director	October 7, 2019
	Edward J. Wehmer	(Principal Executive Officer)

By:	/s/ David L. Stoehr	Executive Vice President and Chief Financial Officer	October 7, 2019
	David L. Stoehr	(Principal Financial and Accounting Officer)

By:	/s/ H. Patrick Hackett, Jr.	Chairman of the Board of Directors	October 7, 2019
H. Patrick Hackett, Jr.

By:	/s/ Peter D. Crist	Director	October 7, 2019
Peter D. Crist

By:	/s/ Bruce K. Crowther	Director	October 7, 2019
Bruce K. Crowther

By:	/s/ William J. Doyle	Director	October 7, 2019
William J. Doyle

By:	/s/ Marla F. Glabe	Director	October 7, 2019
Marla F. Glabe

By:	/s/ Scott K. Heitmann	Director	October 7, 2019
Scott K. Heitmann

By:	/s/ Deborah L. Hall Lefevre	Director	October 7, 2019
Deborah L. Hall Lefevre

By:	/s/ Christopher J. Perry	Director	October 7, 2019
Christopher J. Perry

By:	/s/ Ingrid S. Stafford	Director	October 7, 2019
Ingrid S. Stafford

By:	/s/ Gary D. “Joe” Sweeney	Director	October 7, 2019
Gary D. “Joe” Sweeney

By:	/s/ Karin Gustafson Teglia	Director	October 7, 2019
Karin Gustafson Teglia